                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                              ETEC SYSTEMS, INC.

            (Exact name of registrant as specified in its charter)


     Nevada                       000-26968                  94-3094580
-----------------           --------------------     -------------------------
(State or other                 (Commission              (I.R.S. Employer
jurisdiction of                 File Number)           Identification Number)
incorporation)

               26460 Corporate Avenue, Hayward, California 94545
               -------------------------------------------------
                    (Address of principal executive offices)

                                 (510) 783-9210
                                 --------------
              (Registrant's telephone number, including area code)

               Common Stock par value $0.01 per share ("Common")
            (Title of each class of securities covered by this form)

                                      N/A
     ---------------------------------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under Section 3(a) or 15(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[X]  Rule 12g-4(a)(1)(i)     [  ]  Rule 12g-4(a)(2)(ii)  [  ]  Rule 12h-3(b)(2)(i)
[ ]  Rule 12g-4(a)(1)(ii)    [  ]  Rule 12h-3(b)(1)(i)   [  ]  Rule 12h-3(b)(2)(ii)
[ ]  Rule 12g-4(a)(2)(i)     [  ]  Rule 12h-3(b)(1)(ii)  [  ]  Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Etec Systems, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                      ETEC SYSTEMS, INC.


                                      By:  /s/ Alexander Meyer
                                          ---------------------
March 29, 2000                            Alexander Meyer
                                          Secretary and Treasurer